INTERIM SUB-ADVISORY AGREEMENT

December 31, 2008

Crow Point Partners, LLC

10 The New Driftway, Suite 203

Scituate, MA  02066

Ladies and Gentlemen:

The Sub-Advisory Agreement between Evergreen Investment Management Company, LLC ("EIMC") and Crow Point Partners, LLC (the "Sub-Adviser") dated December 15, 2006 (the "Existing Sub-Advisory Agreement") is expected to terminate on or after the date hereof due to the termination of the Investment Advisory and Management Agreement between Evergreen Equity Trust (the "Trust") and EIMC (the “Existing Advisory Agreement”).  The Trust and EIMC intend to enter into an Interim Investment Advisory and Management Agreement immediately upon the termination of the Existing Advisory Agreement.

This letter agreement is intended by the parties to constitute an Interim Sub-Advisory Agreement (the “Interim Sub-Advisory Agreement”) between EIMC and Sub-Adviser pursuant to Rule 15a-4(b)(1) under the Investment Company Act of 1940 with terms, except as expressly set forth below, identical to the Existing Sub-Advisory Agreement, which is attached to this Agreement as Exhibit A.

            1.         This Interim Sub-Advisory Agreement will become effective upon the termination of the Existing Sub-Advisory Agreement.

            2.         Notwithstanding any provision of the Existing Sub-Advisory Agreement made a part hereof that may allow for a longer duration, unless terminated earlier pursuant to its terms, this Interim Sub-Advisory Agreement will terminate no later than the 150th day following the date on which the Existing Sub-Advisory Agreement terminates.

[Signature page follows.]

            If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to EIMC the enclosed copy hereof, whereupon this letter shall become a binding agreement between us.

Very truly yours,

By: ______________________

Name: Catherine F. Kennedy

Title:   Assistant Secretary

ACCEPTED AND AGREED TO:

Crow Point Partners, LLC

By: ______________________

Name:  Timothy O’Brien

Title:    Managing Director